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                                                                   Exhibit 10.58

                       RESTRICTED STOCK PURCHASE AGREEMENT

RICHARD NANULA, Amgen Inc. Grantee:

          On this 16th day of May, 2001, Amgen Inc., a Delaware corporation (the "Company"), pursuant to its Amended and Restated 1991 Equity Incentive Plan (the "Plan") has granted to you, the grantee named above, a right to purchase Eighty Five Thousand (85,000) shares (the "Shares") of the $.0001 par value common stock of the Company ("Common Stock") pursuant to the terms of this Restricted Stock Purchase Agreement (this "Agreement") and the Plan. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

          I.   Purchase Price. Subject to the terms and conditions of this
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Agreement, the Shares may be purchased from the Company at a purchase price per share of $.0001 for a total purchase price of $8.50 (the "Total Purchase Price"). The Total Purchase Price shall be paid in cash at the time of purchase.

          II.  Repurchase Option.
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               (1)  Subject to Section III(4), upon termination of your
employment for any reason, other than death and permanent and total disability (with such permanent and total disability being certified by the Social Security Administration prior to such termination), the Company shall have the right and option to purchase from you or any holder of the Shares as permitted under
Section III(5) (a "Holder") any or all of the Shares at the per Share purchase price paid by you for such Shares (the "Repurchase Option").

               (2) The Company may exercise the Repurchase Option by delivering personally or by registered mail, to you or a Holder within ninety (90) days of the date of termination of your employment, a notice in writing indicating the Company's intention to exercise the Repurchase Option and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company's office. At the closing, the Secretary of the Company or other escrow agent as provided in Section VI shall deliver the stock certificate or certificates evidencing the Shares to the Company, and the Company shall deliver the purchase price therefor to you or a Holder.

               (3) At its option, the Company may elect to make payment for the Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to you or a Holder stating the name and address of the bank, date of closing, and waiving the closing at the Company's office.

               (4) If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice to you or a Holder within ninety (90) days following the date of termination of your employment, the Repurchase Option shall terminate, and any restrictions on Shares remaining as of the date of the termination of your employment shall lapse immediately.

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               (5)  One hundred percent (100%) of the Shares shall initially be subject to the Repurchase Option. The Shares shall be released from the Repurchase Option in accordance with the schedule set forth in Section III(1).

          III. Lapse of Repurchase Option.
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               (1)  Subject to Sections III (2), (3) and (4), the Repurchase
Option shall lapse in accordance with the following schedule with respect to the Shares which have not previously been forfeited by you, provided you are actively employed by the Company on the respective dates:

                                   Number of Shares to Which Repurchase Option
                                   -------------------------------------------
                   Date                          Shall Lapse
                   ----                          -----------
               May 16, 2004                         20,000
               May 16, 2005                         20,000
               May 16, 2006                         45,000

               (2) Upon termination of your employment due to your permanent and total disability (with such permanent and total disability being certified by the Social Security Administration prior to such termination) or your death, then the Repurchase Option shall lapse immediately with respect to all the Shares awarded under this Agreement. For purposes of this Agreement, "termination of your employment" shall mean the last date you are either an employee of the Company or an Affiliate or engaged as a consultant or director to the Company or an Affiliate.

               (3) In addition, the lapsing of the Repurchase Option pursuant to Section III(1) may be suspended during a leave of absence as provided from time to time according to Company policies and practices.

               (4) Upon termination of your employment by Amgen without Cause, the Repurchase Option shall automatically lapse with respect to a pro rata portion of each tranche of restricted stock for which the Repurchase Option was otherwise scheduled to lapse as set forth in Section III(1), multiplied by the ratio of (x) the sum of the number of full months of your active employment with the Company and (y) the number of months otherwise required for lapsing of the Repurchase Option with respect to such tranche, as follows:

               Number of Shares                   Ratio
               ----------------                   -----
                    20,000           x            Z/36
                    20,000           x            Z/48
                    45,000           x            Z/60

where Z= the sum of the number of full months of your active employment with the Company.

               Solely for the purpose of this Agreement, "Cause" means (i) your conviction of a felony, (ii) the engaging by you in conduct that constitutes willful gross neglect


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or willful gross misconduct in carrying out your duties to the Company, resulting, in either case, in material economic harm to the Company, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of the Company, (iii) your material breach of any of the terms of this letter agreement or the Proprietary Information and Inventions Agreement or (iv) your failure to follow any lawful directive of the Company's Chief Executive Officer with respect to your employment. For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

               Notwithstanding anything to the contrary contained herein, the Committee may, as it deems appropriate, in its sole discretion, accelerate the date on which the Repurchase Option shall lapse with respect to any of the Shares which have not been previously forfeited by you.

               (5) Your Shares are not assignable or transferable, except by will or the laws of descent and distribution. Notwithstanding the foregoing, all or a portion of the Shares subject to the Repurchase Option may be transferred to an Alternate Payee (as defined in the Plan) if required by the terms of a QDRO (as defined in the Plan), as further described in the Plan; provided, that such Alternate Payee is subject to the same terms and conditions as set forth in this Agreement

          IV.  Legends. Certificates representing the Shares issued pursuant to
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this Agreement shall, until all restrictions lapse or shall have been removed and new certificates are issued pursuant to Section V, bear the following legend:


     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND REPURCHASE RIGHTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK PURCHASE AGREEMENT BY AND BETWEEN AMGEN INC. (THE "COMPANY") AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT."

          V.   Issuance of Certificates; Tax Withholding.
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               (1)  Subject to subsection (2) below, upon the lapse of the
Repurchase Option with respect to any of the Shares as provided in Section III, the Company shall cause new certificates to be issued with respect to such Shares and delivered to you or a Holder, free from the legend provided for in
Section IV and of the Repurchase Option. Such Shares shall cease to be subject to the terms and conditions of this Agreement.

               (2) Notwithstanding subsection (1), no such new certificate shall be delivered to you or a Holder unless and until you or a Holder shall have paid to the Company, in cash or by check, the full amount of all federal and state withholding or other employment taxes applicable to your taxable income resulting from the grant of the Shares or the lapse or removal of the restrictions in a form approved by the Committee.


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               VI.    Escrow. The Secretary of the Company or such other escrow
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holder as the Committee may appoint shall retain physical custody of the certificates representing the Shares until all of the restrictions lapse or shall have been removed, including, without limitation, the Repurchase Option.

               VII.   No Contract for Employment. This Agreement is not an
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employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

               VIII.  Notices. Any notices provided for in this Agreement or the
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Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at such address as is currently maintained in the Company's records or at such other address as you hereafter designate by written notice to the Company.

               IX.    Plan. This Agreement is subject to all the provisions of
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the Plan and its provisions are hereby made a part of this Agreement, including without limitation the provisions of paragraph 7 of the Plan relating to purchases of restricted stock, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.


                             Very truly yours,
                             AMGEN INC.

                             By  /s/ Steven M. Odre
                                ____________________________________
                             Duly authorized on behalf of the Board of Directors



Agreed and Accepted
as of the date first written above



/s/ Richard Nanula
_________________________________
Richard Nanula


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